UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

WELLS REAL ESTATE FUND VIII, L.P.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date Filed:

January 9, 2007

SECOND NOTICE OF LIMITED PARTNER PROXY REQUEST

Dear Wells Fund VIII Limited Partner:

You should have received the Notice of Limited Partner Proxy Request that was mailed to you in December. Unfortunately, we have not heard from you and we would like to reiterate the importance of your proxy vote to determine the future of Wells Fund VIII. If you have already returned your proxy card, please disregard this request and we thank you for your vote.

As a reminder, we’re requesting your immediate consent to: (1) amend the Partnership Agreement of Wells Fund VIII and (2) sell two properties (Outparcels) owned by Wells Fund VIII1 to an affiliate of the General Partners.

For your convenience, we are resending you the Q&A section of the Consent Solicitation. However, should you require another full copy of the Consent Solicitation dated December 8, 2006 that was sent to you in a previous mailing, please contact one of our Wells Client Services Specialists to request a replacement copy.

Your individual vote on this matter is very important. If we receive a majority vote from our unaffiliated Limited Partners in favor of these proposals, we can begin the process of selling the Outparcels which would facilitate the liquidation and dissolution of Wells Fund VIII by the end of 2007 or early 2008. The Limited Partners of the other joint venturers of Fund VI, Fund VII, and Fund VIII Associates also must approve the sale of the Outparcels; they will be sent similar consent solicitations.

We request that you immediately:

•	Vote “yes” to both proposals on the enclosed postage-paid Proxy Card.

•	Return the Proxy Card to us as soon as possible. If you abstain from voting or fail to return the enclosed Proxy Card, you will essentially be voting against the proposals. Therefore, it is important for you to send us your consent as soon as possible.

(Continued on reverse)

[1]	Owned by Wells Fund VIII through its ownership interest in Fund VI, Fund VII, and Fund VIII Associates, a joint venture.

You may revoke your consent at any time prior to the expiration date or until we receive the consents necessary to adopt the two proposals. The current expiration date for the Consent Solicitation is 5 p.m., ET, on January 27, 2007; however, the General Partners may extend this deadline until we receive the consents necessary to adopt the two proposals.

If you need assistance, please contact a Wells Client Services Specialist at 800-557-4830, Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday from 8:15 a.m. to 5:30 p.m. (ET). We hope this information is helpful to you, and we thank you for trusting us to handle your real estate investment needs.

Sincerely,

Leo F. Wells III
General Partner

Enclosure

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed transaction, passed upon the merits or fairness of the proposed transaction, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

Questions and Answers About this Consent Solicitation

Please read the entire Statement for more detailed information relating to this consent solicitation.

Q:	Why did you send me this consent solicitation?

A:	This consent solicitation is being sent to all Limited Partners of Wells Fund VIII to approve two proposals which require Limited Partner approval.

Q:	What is a consent solicitation?

A:	A consent solicitation is a formal request by one party (in this case the General Partners) to another party (in this case the Limited Partners) for approval to make a material change in operations or other action requiring limited partner consent under a partnership agreement. Consent solicitations are commonly used to amend language in partnership agreements, indentures, covenants, bylaws and other corporate documents. Consent solicitations may be used in lieu of special meetings in order to avoid the time and expense of holding a special meeting.

Q:	What am I voting on in this consent solicitation?

A:	We seek your approval: (1) to amend Sections 13.2 and 13.4 of the Partnership Agreement of Wells Fund VIII to allow the General Partners to sell partnership properties to affiliates of the General Partners if such transaction is approved by a majority vote of the Limited Partners, and (2) to approve the sale of the two small outparcel properties owned by Wells Fund VIII, the Outparcels, to the Proposed Buyer.

Q:	Why are the General Partners of Wells Fund VIII seeking my consent for these proposals?

A:	The Partnership Agreement of Wells Fund VIII specifies that we cannot sell or lease any of our properties to the General Partners or their affiliates. We desire to sell these two non-income-producing properties owned by Wells Fund VIII, the Outparcels, to the Proposed Buyer pursuant to the terms described herein. We believe that this sale will enable Wells Fund VIII to move closer to fully liquidating its properties and allow for the possible dissolution of Wells Fund VIII in late 2007 or early 2008.

Q:	What happens if the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement and sell the Outparcels?

A:	If the General Partners fail to obtain the consent of the Limited Partners to amend the Partnership Agreement, then we will not be able to sell the Outparcels to the Proposed Buyer. As a result, we would be required to continue to market the Outparcels to unaffiliated third parties. In addition, Wells Fund VIII would continue to be subject to its share of real estate taxes and other ongoing costs of owning the land. Further, if we sell our other remaining properties over the next year and are unable to sell the Outparcels, the costs associated with keeping Wells Fund VIII open and operating as a public limited partnership could be significant.

Q:	What if the Limited Partners approve the amendments to the Partnership Agreement and the sale of the Outparcels, but the limited partners of the other two joint venturers in Fund VI-VII-VIII Associates do not approve the sale?

A:	If either Wells Fund VI or Wells Fund VII fails to obtain the consent of its limited partners to amend its partnership agreement, or fails to obtain approval of the sale of the Outparcels, then we will not be able to sell the Outparcels to the Proposed Buyer as described herein. As a result, we would be required to continue our efforts to market the Outparcels to unaffiliated third parties.

Q:	Who is entitled to vote on each proposal and how much consent must be obtained to approve such amendment?

A:	Each Limited Partner of Wells Fund VIII of record, as of October 1, 2006, is entitled to one vote for each Unit owned on each proposal. These proposals will be approved and the consent solicitation period will end upon obtaining the consent of unaffiliated Limited Partners owning more than 50% of the outstanding Units in Wells Fund VIII, regardless of whether you hold Class A Units or Class B Units. However, in no event will the solicitation period expire prior to December 28, 2006. There are currently 2,943,395 Class A Units and 250,590 Class B Units of Wells Fund VIII outstanding and eligible to vote on the proposals for a total of 3,193,985 outstanding Units. Therefore, both proposals will be approved and adopted if we receive consent from Limited Partners owning at least 1,596,993 Units for both proposals.

Q:	Are the proposed amendments and sale of the Outparcels fair to the Limited Partners?

A:	The General Partners believe that both the proposed amendments to the Partnership Agreement and the sale of the Outparcels to the Proposed Buyer are fair and in the best interests of the Limited Partners. After an extensive marketing effort, we entered into a contract to sell the Outparcels to an unaffiliated third party at a sales price of $748,000. Although the third party decided not to go forward with the purchase, we believe that this arm’s length negotiated price was fair. In addition, as set forth below, a recent appraisal appraised the value of the Outparcels to be $744,800. The Proposed Buyer, on the other hand, is willing to pay $750,000 in cash for the Outparcels. In light of the fact that the proposed sale price is higher than both what an unaffiliated third party was willing to pay for the Outparcels and a recently obtained appraisal of the Outparcels, and taking into consideration the costs involved with continuing to own and market the Outparcels and keeping Wells Fund VIII open as a public limited partnership, the General Partners believe that the sale of the Outparcels to the Proposed Buyer is fair and in the best interests of the Limited Partners.

Q:	What are the effects of the amendments to the Partnership Agreement?

A:	It allows us to sell properties owned by Wells Fund VIII to an affiliate of the General Partners as long as the Limited Partners approve such a sale.

Q:	How was the amount of the consideration for the sale determined?

A:	The highest offer we ever received for the Outparcels from an unaffiliated third party was $748,000 from Lat Purser (defined below). Although the third party ultimately decided not to go forward with the purchase, this price for the Outparcels was determined as a result of arm’s length negotiations with an independent third-party buyer and one which we believed to be a fair price for the Outparcels. The Proposed Buyer, on the other hand, is willing to pay $750,000 in cash for the Outparcels, which is higher than our previous best offer.

Q:	Have the Outparcels been appraised?

A:	Yes. An independent appraisal of the Outparcels was prepared by Michael D. Avent & Associates, real estate appraisers, as of September 25, 2006, pursuant to which the market value of the Outparcels was estimated to be $744,800. This estimate of value is not necessarily an accurate reflection of the fair market value of the Outparcels or the net proceeds which would result from a current sale of the Outparcels to an independent third party. The text of the appraisal is attached hereto as Annex A.

Q:	Are there conflicts of interest in this transaction?

A:	Yes, Wells Management Company, Inc., our property manager and an affiliate of the General Partners, has agreed to purchase the Outparcels for $750,000 in cash. Wells Management is wholly-owned by Wells Real Estate Funds, Inc., which is wholly-owned by Leo F. Wells, III, one of our General Partners, Leo F. Wells, III is the president, treasurer, and sole director of Wells Management.

Q:	Will my vote make a difference?

A:	Yes. Your vote is needed to ensure that the proposals can be acted upon before the end of 2006. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and will save Wells Fund VIII significant additional expenses associated with soliciting Limited Partner votes.

Q:	When do you expect the amendments to the Partnership Agreement and the sale of the Outparcels to be consummated?

A:	If the Limited Partners approve the amendments and the sale, we expect the amendments to the Partnership Agreement to be adopted immediately upon approval so that the sale of the Outparcels can be consummated by December 31, 2006 or in January 2007.

Q:	How do I consent to the proposed amendments and the sale of the Outparcels?

A:	If you wish to consent to the amendments to the Partnership Agreement and the sale of the Outparcels, you should complete, sign and return the Proxy Card in the enclosed postage-paid return envelope as quickly as possible. Your vote on these matters is very important. Your failure to return the enclosed Proxy Card will have the same effect as a vote against both of the proposals.

Q:	How long do I have to consent?

A:	You are requested to complete, sign and return your Proxy Card as soon as possible; however, in order for your Proxy Card to be accepted, we must receive it no later than January 27, 2007, unless the General Partners extend the period for obtaining consents, in which case such new expiration date will be the last date on which your Proxy Card will be accepted.

Q:	What is the term of the solicitation period?

A:	The solicitation period will expire on the earlier of the date on which we receive a majority vote of the Limited Partners, or January 27, 2007, but in no event will the solicitation period expire prior to December 28, 2006. The solicitation period may be extended by the General Partners.

Q:	May I withdraw or change my consent after I submit it?

A:	Yes, you may withdraw or change your executed Proxy Card at any time prior to the time we receive a majority vote of the Limited Partners by delivering to us a signed and subsequently dated Proxy Card or a written notice stating that your previous consent is revoked or changed. At the end of the solicitation period, all consents previously executed and delivered and not revoked or changed will become irrevocable.

Q:	What happens if I vote against the proposals, but the proposals nevertheless receive the required Limited Partner approval?

A:	Even if you vote against the proposals, if the proposals receive the approval of Limited Partners holding a majority of the outstanding Units, the proposals will be adopted. There are no applicable dissenters’ right of appraisal or other similar rights with respect to this consent solicitation.

Q:	Who is paying for the cost of this consent solicitation?

A:	Wells Fund VIII will pay all the costs of soliciting these consents, including legal expenses and printing and mailing costs. In addition to these mailed proxy materials, employees of our affiliates also may solicit proxies in person, by telephone, or by other means of communication. Employees of affiliates will not be paid any additional compensation for soliciting consents. We also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners. We anticipate that Wells Fund VIII’s estimated costs of this solicitation for the items described above will be approximately $55,000.

Q:	Whom should I call or write with questions about the proposed amendments or the sale of the Outparcels?

A:	You may write to our Client Services Department at P.O. Box 2828, Norcross, Georgia 30091-2828, or call us at 1-800-557-4830.

PROXY CARD

WELLS REAL ESTATE FUND VIII, L.P.

CONSENT TO AMENDMENTS TO PARTNERSHIP AGREEMENT

OF WELLS REAL ESTATE FUND VIII, L.P. AND SALE OF OUTPARCELS

TO AN AFFILIATE OF THE GENERAL PARTNERS

PLEASE COMPLETE AND RETURN BY JANUARY 27, 2007

The undersigned Limited Partner of Wells Real Estate Fund VIII, L.P., having received the Consent Solicitation Statement dated December 8, 2006 (Statement) requesting consent to (1) the proposed amendments to Sections 13.2 and 13.4 (Amendments) of the Amended and Restated Agreement of Limited Partnership of Wells Real Estate Fund VIII, L.P. dated January 6, 1995, as amended (Partnership Agreement), as described in the Statement, and (2) the sale of the Outparcels owned by Fund VI-VII-VIII Associates (Sale) to Wells Management Company, Inc., an affiliate of the General Partners of Wells Real Estate Fund VIII, L.P., as described in the Statement, does hereby vote all Units held of record by the undersigned Limited Partner in Wells Real Estate Fund VIII, L.P. as follows:

This proxy when properly executed will be voted in the manner directed herein by the undersigned limited partner. If an executed proxy is returned but no direction is made, this proxy will be voted “FOR” each Proposal. This Consent shall expire on January 27, 2007, unless (1) Consents representing a sufficient vote of the Units to adopt the Amendments and approve the Sale have been received prior to that date, or (2) the General Partners extend the period for obtaining Consents. In no event will the solicitation period expire prior to December 28, 2006. This Consent must be signed and dated.

(Continued on Reverse Side)

(Continued From Other Side)

THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE

“FOR” THE PROPOSED AMENDMENTS TO THE PARTNERSHIP AGREEMENT

AS DESCRIBED IN THE STATEMENT

Proposal to approve the Amendments to Sections 13.2 and 13.4 of the Partnership Agreement of Wells Real Estate Fund VIII, L.P. as described in the Statement.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

THE GENERAL PARTNERS RECOMMEND THAT YOU VOTE

“FOR” THE PROPOSED SALE OF THE OUTPARCELS TO AN AFFILIATE OF THE

GENERAL PARTNERS AS DESCRIBED IN THE STATEMENT

Proposal to approve the Sale of the Outparcels to an affiliate of the General Partners as described in the Statement.

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

Date:	Signature

Date:	Signature

[Insert ID Label]

Please sign exactly as name appears on this proxy. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.